Exhibit 5.1

August 22, 2022

Agree Realty Corporation Agree Limited Partnership 70 E. Long Lake Road Bloomfield Hills, Michigan 48304

Re:	Registration of 4.800% Senior Notes Due 2032 of Agree Limited Partnership

Ladies and Gentlemen:

We have acted as counsel to Agree Limited Partnership, a Delaware limited partnership (the “Issuer”) in connection with the issuance and sale of $300,000,000 aggregate principal amount of the Issuer’s 4.800% Senior Notes due 2032 (the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (File No. 333-238729), as amended by the Post-Effective Amendment No. 1, Post-Effective Amendment No. 2 and Post-Effective Amendment No. 3, each filed with the Securities and Exchange Commission (the “Commission”) (as amended, the “Registration Statement”), which became effective upon filing with the Commission, with the Notes to be guaranteed (the “Guarantees”) by Agree Realty Corporation, a Maryland Corporation (the “Parent”), and the parties listed on Schedule I attached hereto (together with the Parent, collectively, the “Guarantors”).

In our capacity as counsel to the Issuer, we have examined originals or copies of (i) the Registration Statement, (ii) an indenture, dated as of August 17, 2020, among the Issuer, Parent, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Officer’s Certificate delivered by the Issuer and the Parent on August 22, 2022 (as supplemented, the “Indenture”), (iii) the underwriting agreement (the “Underwriting Agreement”), dated August 15, 2022, by and among the Issuer, the Guarantors, and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, and (iv) such other corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

The law covered by the opinions expressed in this opinion letter is limited to the following Law (as applicable and as defined in paragraph F below): (i) the Delaware Revised Uniform Limited Partnership Act (the “Delaware RULPA”) and the federal Law of the United States, (ii) the Delaware Limited Liability Company Act (together with the Delaware RULPA, “Applicable Delaware Law”), (iii) the internal Law of the State of Michigan, (iv) the internal Law of the State of Florida and (v) the internal Law of the State of New York, in each case as in effect on the date of this opinion letter, and we do not express any opinion concerning any other laws. We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, insofar as they relate to any Delaware law, we (a) have limited our review, with your permission, to standard compilations available to us of the Applicable Delaware Law, which we have assumed to be accurate and complete, and (b) have not reviewed case law.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

August 22, 2022

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Notes and the Guarantees have been duly authorized by all necessary limited partnership, corporate or limited liability company action, as applicable, on the part of the Issuer and each Guarantor listed on Schedule I as being organized or incorporated under the laws of the State of Delaware, the State of Michigan or the State of Florida, as applicable.

2.	When authenticated, executed, issued and delivered in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, the Notes will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3.	When the Guarantees are executed and the Notes are executed, issued, authenticated and delivered, all in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, the Guarantees will be the legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

With respect to the foregoing opinions, we have assumed as true the matters set forth in the opinion of Ballard Spahr LLP, dated the date hereof, a copy of which has been delivered to you by such other counsel.

Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance and voidable transaction laws), general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

We express no opinion as to the validity, binding effect or enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Issuer or Guarantor of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Issuer or Guarantor to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination, usury and other interest-related restrictions, or (v) provisions providing that the terms of agreement may not be waived or modified except in writing.

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

August 22, 2022

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of Agree Realty Corporation and Agree Limited Partnership being filed on the date hereof, and incorporated by reference into the Registration Statement. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement, dated August 15, 2022, filed with the Commission on August 17, 2022. In giving such consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/s/ Honigman LLP

Honigman LLP

DJK/EJJ/GDP/ACK/ DVK/GSWA/JHC/RBO

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506

Schedule I

Subsidiary Guarantors

Delaware Guarantors

1.	Agree 2016, LLC
2.	Agree Central, LLC
3.	Agree Chapel Hill NC, LLC
4.	Agree Columbia SC, LLC
5.	Agree Convenience No. 1, LLC
6.	Agree CW, LLC
7.	Agree DT Jacksonville NC, LLC
8.	Agree Farmington NM, LLC
9.	Agree Grandview Heights OH, LLC
10.	Agree Greenwich CT, LLC
11.	Agree Lebanon NH, LLC
12.	Agree MCW, LLC
13.	Agree Mena AR, LLC
14.	Agree Onaway MI, LLC
15.	Agree Orange CT, LLC
16.	Agree Oxford Commons AL, LLC
17.	Agree Paterson NJ, LLC
18.	Agree SB, LLC
19.	Agree Secaucus NJ, LLC
20.	Agree Shelf ES PA, LLC
21.	Agree Shelf PA, LLC
22.	Agree Stores, LLC
23.	Agree TK, LLC
24.	Pachyderm Chattanooga TN, LLC
25.	Pachyderm Marietta GA, LLC
26.	Pachyderm Myrtle Beach SC, LLC
27.	Pachyderm Philadelphia PA, LLC
28.	Pachyderm Properties, LLC
29.	Pachyderm Riverdale GA, LLC
30.	Pachyderm Waite Park MN, LLC
31.	Paint PA, LLC
32.	Lunacorp, LLC
33.	Safari Properties II, LLC

Michigan Guarantors

1.	Agree 117 Mission, LLC, a Michigan limited liability company
2.	Agree Southfield, LLC, a Michigan limited liability company
3.	Mt. Pleasant Shopping Center, L.L.C., a Michigan limited liability company

Florida Guarantor

1.	Agree St Petersburg, LLC, a Florida limited liability company